Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES 2018 THIRD QUARTER RESULTS
AND UPDATES 2018 GUIDANCE

•	Q3 revenue of $2.8 billion, up 8% over $2.6 billion last year

•	Q3 diluted EPS of $3.10, which includes the net gain on the disposition of businesses of $1.22 per share

•	Q3 adjusted EPS of $2.74, which was negatively impacted by approximately $0.10 per share from the ransomware attack and Hurricane Florence

•	2018 adjusted EPS guidance of $11.25 to $11.45, up 22% to 24% over 2017, which is negatively impacted by approximately $0.10 per share from the ransomware attack and Hurricane Florence

•	2018 free cash flow guidance of $975 million to $1,025 million, which now includes a fourth quarter tax payment of approximately $125 million related to the disposition of the Food Solutions business

Burlington, NC, October 24, 2018 - LabCorp® (or the Company) (NYSE: LH) today announced results for the third quarter ended September 30, 2018, and updated its 2018 guidance.

“We are pleased with our performance in the quarter, highlighted by excellent results in our Covance Drug Development business and solid results in LabCorp Diagnostics,” said David P. King, chairman and chief executive officer. “Covance delivered growth in net orders, a strong book to bill and significant margin expansion, while Diagnostics continued its consistent organic revenue and volume growth. In addition, we made progress on our three strategic objectives, and initiated LaunchPad Phase II in Diagnostics to continue streamlining the business and reducing the fixed cost base. Despite the dynamically changing market, we have two strong businesses, outstanding cash flow and a strong balance sheet, positioning us well to deliver growth for the balance of this year and in the years ahead.”

Effective January 1, 2018, the Company adopted the FASB-issued converged standard on revenue recognition (ASC 606), using the full retrospective method. Unless otherwise indicated, all financial results in 2017 and comparisons to financial results in 2017 have been restated in this press release as if the Company had adopted ASC 606 on January 1, 2017.

Consolidated Results

Third Quarter Results

Revenue for the quarter was $2.83 billion, an increase of 8.0% compared to $2.62 billion in the third quarter of 2017. The increase in revenue was primarily due to growth from acquisitions of 6.5% and organic growth of 2.8%, partially offset by the negative impact from the disposition of businesses of 1.1% and foreign currency translation of approximately 30 basis points. Revenue growth was negatively impacted by approximately 50 basis points due to the ransomware attack and Hurricane Florence (hereinafter “Business Disruptions”) during the quarter.

Operating income for the quarter was $343.4 million, or 12.1% of revenue, compared to $326.7 million, or 12.5%, in the third quarter of 2017. The increase in operating income was primarily due to acquisitions, organic revenue growth, the Company’s LaunchPad business process improvement initiative, and fewer restructuring charges and special items. These drivers were partially offset by lower Medicare pricing as a result of the implementation of PAMA, costs related to the ransomware attack, the disposition of businesses, and personnel costs. The Company recorded restructuring charges, special items, and amortization which together totaled $85.8 million in the quarter, compared to $105.2 million during the same period in 2017. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $429.2 million, or 15.2% of revenue, compared to $431.9 million, or 16.5%, in the third quarter of 2017. The decline in adjusted operating margin was primarily due to the implementation of PAMA, the negative impact from the Business Disruptions, as well as the mix impact from the acquisition of Chiltern.

Net earnings in the quarter were $318.8 million, compared to $171.6 million in the third quarter of 2017. Diluted EPS were $3.10 in the quarter, an increase of 187.9% compared to $1.65 in the same period in 2017. Net earnings and diluted EPS in the quarter benefitted from the net gain on disposition of businesses of $125.3 million and $1.22 per share, respectively. Adjusted EPS (excluding amortization, restructuring charges, special items, and the net gain on disposition of businesses) were $2.74 in the quarter, an increase of 15.6% compared to $2.37 in the third quarter of 2017. The Company’s adjusted earnings in the quarter were reduced by approximately $0.10 per diluted share due to the impact from the Business Disruptions, primarily due to lower volume.

Operating cash flow for the quarter was $251.9 million, down from $350.5 million in the third quarter of 2017, as the benefit of higher cash earnings was more than offset by an increase in working capital, a discretionary pension contribution, and the impact from the Business Disruptions. Capital expenditures totaled $97.9 million, compared to $75.3 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $154.0 million, compared to $275.2 million in the third quarter of 2017.

At the end of the quarter, the Company’s cash balance and total debt were $892.6 million and $6.5 billion, respectively. During the quarter, the Company repurchased $150.0 million of stock representing approximately 0.8 million shares. The Company had $843.5 million of authorization remaining under its share repurchase program at the end of the quarter.

Year-To-Date Results

Revenue was $8.55 billion, an increase of 13.0% over last year’s $7.56 billion. The increase in revenue was due to growth from acquisitions of 10.0%, organic growth of 2.7%, and the benefit from foreign currency translation of approximately 60 basis points, partially offset by the impact from the disposition of businesses of 0.4%.

Operating income was $1,018.0 million, or 11.9% of revenue, compared to $974.7 million, or 12.9%, in the first nine months of 2017. The increase in operating income was primarily due to acquisitions, organic revenue growth, and the Company’s LaunchPad initiative, partially offset by the implementation of PAMA, costs related to the ransomware attack, and personnel costs. The decline in operating margin was primarily due to the implementation of PAMA, the negative impact from the Business Disruptions, as well as the mix impact from the acquisition of Chiltern. The Company recorded restructuring charges, special items, and amortization which together totaled $310.4 million in the first nine months of the year, compared to $265.1 million during the same period in 2017. This increase was primarily due to higher amortization expense, and the payment of a one-time bonus to non-bonus-eligible employees following the implementation of the Tax Cuts and Jobs Act of 2017. Adjusted operating income (excluding amortization, restructuring charges, and special items) was $1.33 billion, or 15.5% of revenue, compared to $1.24 billion, or 16.4%, in the first nine months of 2017.

Net earnings in the first nine months of 2018 were $725.8 million, or $7.04 per diluted share, compared to $539.4 million, or $5.19 per diluted share, last year. Net earnings and diluted EPS in the first nine months of 2018 benefitted from the net gain on disposition of businesses of $125.3 million and $1.22 per share, respectively. Adjusted EPS (excluding amortization, restructuring, special items, and the net gain on disposition of businesses) were $8.50, an increase of 22.7% compared to $6.93 in the first nine months of 2017.

Operating cash flow was $819.0 million, compared to $933.1 million in the first nine months of 2017, as the benefit of higher cash earnings was more than offset by an increase in working capital, a discretionary pension contribution, and the impact from the Business Disruptions. Capital expenditures totaled $257.6 million, compared to $216.8 million during the same period in 2017. As a result, free cash flow (operating cash flow less capital expenditures) was $561.4 million, compared to $716.3 million in the first nine months of 2017.

***
The following segment results reflect the Company’s retrospective adoption of ASC 606 on January 1, 2017, and exclude amortization, restructuring charges, special items and unallocated corporate expenses.

Third Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.75 billion, a decrease of 0.2% from $1.75 billion in the third quarter of 2017. Revenue benefitted from acquisitions and organic volume (measured by requisitions), offset by the negative impact from the disposition of businesses (described below) and the implementation of PAMA. In addition, foreign currency translation reduced revenue by approximately 20 basis points.

The Company’s Food Solutions business was divested on August 1, 2018, and the Company’s UK-based forensic laboratory testing business was divested on August 7, 2018. These divested businesses contributed $14.6 million in revenue in the quarter, compared to $43.0 million during the third quarter of 2017. Excluding the disposition of businesses, revenue for the quarter would have been $1.74 billion, an increase of 1.4% over $1.71 billion last year.

Excluding the disposition of businesses, revenue per requisition decreased by 0.4% and total volume (measured by requisitions) increased by 2.0%, of which organic volume was 1.3% and acquisition volume was 0.8%. Volume growth was negatively impacted by 0.6% due to the Business Disruptions.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $331.5 million, or 18.9% of revenue, compared to $374.3 million, or 21.3%, in the third quarter of 2017. Operating income and margin declined primarily due to the negative impact from PAMA, the ransomware attack, the disposition of businesses, and personnel costs, partially offset by acquisitions and organic volume growth.

Covance Drug Development
Revenue for the quarter was $1.08 billion, an increase of 24.7% over $867 million in the third quarter of 2017. The increase in revenue was primarily due to growth from acquisitions of 17.9%, and organic growth of 7.3%, partially offset by the impact from foreign currency translation of approximately 50 basis points.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $131.3 million, or 12.1% of revenue, compared to $93.8 million, or 10.8%, in the third quarter of 2017. The increase in operating income and margin were primarily due to organic demand, LaunchPad savings and acquisitions, partially offset by personnel costs. The Company expects to deliver $150 million of net savings from LaunchPad by the end of 2020, and $30 million of cost synergies from the integration of Chiltern by the end of 2019.

Net orders and net book-to-bill during the trailing twelve months were $5.26 billion and 1.25, respectively. Backlog at the end of the quarter was $9.40 billion compared to $8.97 billion last quarter, and the Company expects approximately $3.8 billion of its backlog to convert into revenue in the next twelve months.

***

Outlook for 2018

In the following guidance, all financial results in 2017 and comparisons to financial results in 2017 have been restated in this press release as if the Company had adopted ASC 606 on January 1, 2017. The guidance assumes foreign exchange rates effective as of September 30, 2018 for the remainder of the year, and includes capital allocation.

•
Revenue growth of 10.5% to 11.0% over 2017 revenue of $10.31 billion, which includes the benefit of approximately 40 basis points of foreign currency translation. This is a narrowing of the range from the prior guidance of 10.5% to 11.5%, and includes the impact from Business Disruptions of 10 basis points, as well as the 10 basis point unfavorable change in currency translation.

•
Revenue growth in LabCorp Diagnostics of 3.0% to 3.5% over 2017 revenue of $6.86 billion, which includes the negative impact of PAMA as well as the benefit of approximately 10 basis points of foreign currency translation. This is a narrowing of the range from the prior guidance of 3.0% to 4.5%, and now includes the impact from the Business Disruptions of 20 basis points, and the 10 basis point unfavorable change in currency translation.

•
Revenue growth in Covance Drug Development of 24.0% to 26.0% over 2017 revenue of $3.45 billion, which includes the benefit of approximately 110 basis points of foreign currency translation. This is a narrowing of the range from the prior guidance of 23.0% to 26.0%.

•
Adjusted EPS of $11.25 to $11.45, which is an increase of approximately 22.3% to 24.4% over 2017 adjusted EPS of $9.20. This is lower than the prior guidance of $11.35 to $11.65 primarily due to the negative impact from the Business Disruptions of $0.10 per share as well as third quarter performance.

•
Free cash flow (operating cash flow less capital expenditures) of $975 million to $1,025 million, compared to $1.1 billion in 2017. This is lower than the prior guidance of $1.1 billion to $1.2 billion primarily due to the upcoming tax payment of approximately $125 million related to the disposition of the Food Solutions business, which was not included in the prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted EPS, adjusted operating income, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at http://www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 7398818. A telephone replay of the call will be available through November 7, 2018, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 7398818. A live online broadcast of LabCorp’s quarterly conference call on October 24, 2018, will be available at http://www.labcorp.com or at http://www.streetevents.com beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through October 18, 2019.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including but not limited to statements with respect to estimated 2018 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$2,831.3	$2,621.4	$8,545.9	$7,563.3

Cost of revenues	2,041.4	1,837.2	6,141.9	5,288.6

Gross profit	789.9	784.2	2,404.0	2,274.7

Selling, general and administrative expenses	381.8	381.3	1,174.0	1,081.9
Amortization of intangibles and other assets	54.7	54.6	175.5	153.6
Restructuring and other special charges	10.0	21.6	36.5	64.6

Operating income	343.4	326.7	1,018.0	974.6

Other income (expense):
Interest expense	(59.4)	(59.9)	(186.0)	(167.3)
Equity method income, net	3.0	3.2	8.5	10.0
Investment income	2.8	0.7	4.2	1.4
Other, net	209.8	(3.9)	209.1	(7.4)
Earnings before income taxes	499.6	266.8	1,053.8	811.3

Provision for income taxes	108.6	92.5	328.1	268.6

Net earnings	391.0	174.3	725.7	542.7
Less: net earnings attributable to noncontrolling interest	(0.2)	(2.8)	0.1	(3.4)
Net earnings attributable to Laboratory Corporation of America Holdings	$390.8	$171.5	$725.8	$539.3

Basic earnings per common share	$3.14	$1.68	$7.13	$5.27

Diluted earnings per common share	$3.10	$1.65	$7.04	$5.19

Weighted average basic shares outstanding	101.6	102.2	101.8	102.4

Weighted average diluted shares outstanding	102.7	103.7	103.1	103.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2018	2017
ASSETS:

Current assets:
Cash and cash equivalents	$892.6	$316.6
Accounts receivable	1,536.1	1,531.0
Unbilled services	320.1	316.5
Supplies inventory	233.0	227.2
Prepaid expenses and other	292.5	308.8
Current assets held for sale	—	33.7
Total current assets	3,274.3	2,733.8

Property, plant and equipment, net	1,734.3	1,706.6
Goodwill	7,362.7	7,400.9
Intangible assets, net	3,990.9	4,166.1
Joint venture partnerships and equity method investments	57.9	58.4
Deferred income tax assets	1.9	1.9
Other assets, net	239.4	217.5
Long-term assets held for sale	—	387.8
Total assets	$16,661.4	$16,673.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$497.5	$573.9
Accrued expenses and other	901.5	793.3
Unearned revenue	289.4	380.8
Current portion of long-term debt	417.8	417.5
Current liabilities held for sale	—	20.2
Total current liabilities	2,106.2	2,185.7

Long-term debt, less current portion	6,044.6	6,344.6
Deferred income taxes and other tax liabilities	899.1	875.5
Other liabilities	343.0	376.0
Long term liabilities held for sale	—	66.3
Total liabilities	9,392.9	9,848.1

Commitments and contingent liabilities	—	—
Noncontrolling interest	20.4	20.8

Shareholders' equity:
Common stock	11.9	12.0
Additional paid-in capital	1,828.4	1,989.8
Retained earnings	6,921.9	6,196.1
Less common stock held in treasury	(1,106.3)	(1,060.1)
Accumulated other comprehensive income	(407.8)	(333.7)
Total shareholders' equity	7,248.1	6,804.1
Total liabilities and shareholders' equity	$16,661.4	$16,673.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$319.0	$174.3	$725.7	$542.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	133.1	133.1	414.4	388.2
Stock compensation	18.8	33.1	70.8	85.8
Loss / (Gain) on sale of assets	(1.6)	1.7	(1.9)	2.3
Gain on sale of held for sale assets	(209.4)	—	(209.4)	—
Accreted interest on zero-coupon subordinated notes	—	0.1	0.1	0.3
Cumulative earnings less than (in excess of) distributions from equity affiliates	1.6	3.6	0.3	(0.4)
Asset impairment	3.0	8.4	5.3	23.5
Deferred income taxes	(23.9)	4.5	12.1	(0.1)
Change in assets and liabilities (net of effects of acquisitions):
Decrease in accounts receivable	(21.7)	(50.3)	(8.5)	(100.5)
Increase (Decrease) in unbilled services	31.0	12.3	(5.5)	(24.8)
Decrease in inventories	(4.1)	(5.7)	(8.8)	(6.4)
(Increase) Decrease in prepaid expenses and other	(12.9)	28.6	(40.1)	33.4
Increase (Decrease) in accounts payable	11.4	100.5	(79.9)	109.1
Increase (Decrease) in unearned revenue	(102.7)	8.9	(94.4)	(1.1)
Increase (Decrease) in accrued expenses and other	110.3	(102.6)	38.8	(118.9)
Net cash provided by operating activities	251.9	350.5	819.0	933.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(97.9)	(75.3)	(257.6)	(216.8)
Proceeds from sale of assets	0.3	0.2	50.1	1.2
Net proceeds from disposition of business	654.5	—	654.5	—
Acquisitions of licensing technology	—	—	—	(2.3)
Investments in equity affiliates	(7.0)	(7.1)	(14.3)	(33.2)
Acquisition of businesses, net of cash acquired	—	(1,231.3)	(79.1)	(1,799.3)
Net cash used for investing activities	549.9	(1,313.5)	353.6	(2,050.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	1,200.0	—	1,200.0
Payments on senior note offerings	—	(500.0)	—	(500.0)
Proceeds from term loan	—	750.0	—	750.0
Payments of term loan	—	(50.0)	(295.0)	(50.0)
Proceeds from revolving credit facilities	54.5	574.0	449.2	1,323.7
Payments on revolving credit facilities	(54.5)	(883.0)	(449.2)	(1,323.7)
Payments on zero-coupon subordinated notes	(0.3)	(1.9)	(0.3)	(25.1)
Payment of debt issuance costs	—	(13.6)	—	(13.6)
Payments on long-term lease obligations	(1.7)	(1.7)	(6.8)	(6.0)
Noncontrolling interest distributions	(0.2)	(0.3)	(6.1)	(0.8)
Deferred payments on acquisitions	—	(0.1)	—	(1.6)
Net share settlement tax payments from issuance of stock to employees	(1.1)	(0.3)	(46.2)	(46.5)
Net proceeds from issuance of stock to employees	24.4	33.8	67.4	65.2
Purchase of common stock	(150.0)	(42.1)	(300.0)	(298.1)
Net cash provided by (used for) financing activities	(128.9)	1,064.8	(587.0)	1,073.5
Effect of exchange rate changes on cash and cash equivalents	(1.7)	7.5	(9.6)	19.3
Net increase in cash and cash equivalents	671.2	109.3	576.0	(24.5)
Cash and cash equivalents at beginning of period	221.4	299.6	316.6	433.6
Cash and cash equivalents included in assets held for sale	—	0.4	—	0.2
Cash and cash equivalents at end of period	$892.6	$409.3	$892.6	$409.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

LabCorp Diagnostics
Revenues	$1,752.0	$1,754.7	$5,336.3	$5,115.5
Adjusted Operating Income	$331.5	$374.3	$1,071.6	$1,091.6
Adjusted Operating Margin	18.9%	21.3%	20.1%	21.3%

Covance Drug Development
Revenues	$1,081.5	$867.1	$3,214.1	$2,448.8
Adjusted Operating Income	$131.3	$93.8	$362.7	$250.4
Adjusted Operating Margin	12.1%	10.8%	11.3%	10.2%

Consolidated
Revenues	$2,831.4	$2,621.4	$8,545.9	$7,563.3
Adjusted Segment Operating Income	$462.8	$468.1	$1,434.3	$1,342.0
Unallocated corporate expense	(33.6)	(36.2)	(105.9)	(102.2)
Consolidated Adjusted Operating Income	$429.2	$431.9	$1,328.4	$1,239.8
Adjusted Operating Margin	15.2%	16.5%	15.5%	16.4%

Results for the three months and nine months ended September 30, 2017 have been restated for the adoption of ASC 606 (Revenue Recognition) and the application of ASU 2017-17 (Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost). The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent footnotes for reconciliations of non-GAAP measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Adjusted Operating Income
Operating Income	$343.4	$326.7	$1,018.0	$974.7
Costs related to malware attack	12.6	—	12.6	—
Acquisition-related costs	5.5	23.2	43.1	35.6
Restructuring and other special charges	10.0	21.6	36.5	64.6
Consulting fees and executive transition expenses	(0.2)	3.1	4.3	3.1
Special tax reform bonus for employees	—	—	31.1	—
LaunchPad system implementation costs	3.1	2.7	7.3	8.2
Amortization of intangibles and other assets	54.7	54.6	175.5	153.6
Adjusted operating income	$429.2	$431.9	$1,328.4	$1,239.8

Adjusted EPS
Diluted earnings per common share	$3.10	$1.65	$7.04	$5.19
Net gain on dispositions of businesses	(1.22)	—	(1.22)	—
Restructuring and other special items	0.18	0.36	0.95	0.74
Tax reform act adjustments	0.27	—	0.43	—
Amortization expense	0.41	0.36	1.30	1.00
Adjusted EPS	$2.74	$2.37	$8.50	$6.93

Free Cash Flow:
Net cash provided by operating activities (1)	$251.9	$350.5	$819.0	$933.1
Less: Capital expenditures	(97.9)	(75.3)	(257.6)	(216.8)
Free cash flow	$154.0	$275.2	$561.4	$716.3

(1) Operating cash flow in 2017 has been reduced by $0.7 million and $8.7 million for the three and nine months ended
September 30, 2017 as the result of implementation of ASU 2016-18. These amounts represent the historical payments made upon conversion of the Company's zero-coupon subordinated notes deemed to be accreted interest. In addition, operating cash flow increased by $45.1 million for the six months ended June 30, 2018 and $0.3 million and $46.5 million for the three and nine months ended September 30, 2017 for the reclassification of tax payments for net share settlements relating to employee stock vesting from operating activities to financing activities.

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the third quarter of 2018, the Company recorded net restructuring and other special charges of $10.0 million.  The charges included $6.6 million in severance and other personnel costs along with $4.0 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.2 million in unused severance reserves and $0.4 million in unused facility reserves.

The Company incurred integration and other related costs of $5.5 million primarily relating to the Chiltern acquisition as well as the sale of the Company’s Food Solutions business during the quarter.  As a direct result of the ransomware attack experienced during July, the Company incurred $12.6 million in consulting fees and employee overtime incurred during the recovery period following the attack. The Company also reversed $0.2 million in accrued expenses relating to fees incurred as part of its integration and management transition costs. In addition, the Company recorded $3.1 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative. These items increased cost of revenue by $6.8 million and selling, general and administrative expenses by $14.2 million for the quarter ended September 30, 2018.

The after tax impact of these charges decreased net earnings for the quarter ended September 30, 2018, by $18.8 million and diluted earnings per share by $0.18 ($18.8 million divided by 102.7 million shares).

During the first two quarters of 2018, the Company recorded net restructuring and other special charges of $26.5 million. The charges included $23.1 million in severance and other personnel costs along with $2.5 million in costs associated with facility closures and general integration initiatives and $2.3 million in impairment to land held for sale. The Company reversed $0.7 million in unused severance reserves and $0.7 million in unused facility reserves.

The Company incurred integration and other related costs of $37.6 million primarily relating to the Chiltern acquisition as well as the sale of the Company’s Food Solutions business.  The Company also incurred $4.5 million in consulting expenses relating to fees incurred as part of its integration and management transition costs. The Company paid a special one-time bonus of $31.1 million to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA). In addition, the Company incurred $4.2 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative.

These combined items increased cost of sales by $31.6 million and selling, general and administrative expenses by $66.8 million for the nine months ended September 30, 2018. The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2018, by $97.4 million and diluted earnings per share by $0.95 ($97.4 million divided by 103.1 million shares).

2)
During the third quarter of 2018, the Company recorded a net gain on disposition of businesses in other income and expense of $209.4 million, with associated income tax expense of $84.1 million. These dispositions increased net earnings by $125.3 million and diluted earnings per share by $1.22 for the quarter and the nine months ended September 30, 2018 ($125.3 million divided by 102.7 million shares and $125.3 million divided by 103.1 million shares, respectively).

3)
In its continuing assessment of the impact of the passage of the TCJA in the fourth quarter of 2017, along with related actions from certain state jurisdictions, the Company recorded a net increase in its provision for income taxes (and a decrease of its net earnings) of $28.1 million and $44.1 million for the three and the nine months ended September 30, 2018, resulting in a decrease in its EPS of $0.27 for the quarter ($28.1 million divided by 102.7 million shares) and $0.43 for the nine month period ($44.1 million divided by 103.1 million shares). Given the significant changes resulting from the TCJA, the estimated financial impact continues to be provisional and is subject to further clarification, which could result in changes to these estimates during the remainder of 2018.

4)
During the third quarter of 2017, the Company recorded net restructuring and other special charges of $21.6 million. The charges included $4.6 million in severance and other personnel costs along with $12.1 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.9 million, primarily in unused severance reserves. The Company also recognized asset impairment losses of $5.8 million related to the termination of a software development project within the Covance Drug Development segment and the forgiveness of indebtedness for LabCorp Diagnostics customers in areas heavily impacted by hurricanes experienced during the quarter.

The Company incurred legal and other costs of $23.2 million primarily relating to the acquisition of Chiltern. The Company also recorded $3.1 million in consulting and other expenses relating to Covance and Chiltern integration initiatives. In addition, the Company incurred $2.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these charges decreased net earnings for the quarter ended September 30, 2017, by $37.2 million and diluted earnings per share by $0.36 ($37.2 million divided by 103.7 million shares).

During the first two quarters of 2017, the Company recorded net restructuring and other special charges of $43.0 million. The charges included $22.6 million in severance and other personnel costs along with $5.8 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.5 million, primarily in unused severance reserves. The Company also recognized an asset impairment loss of $15.1 million related to the termination of a software development project.

The Company incurred legal and other costs of $6.6 million relating to acquisition activity. The Company also recorded $4.9 million in consulting expenses relating to fees incurred as part of its Covance integration and compensation analysis, along with $1.0 million in short-term equity retention arrangements relating to the acquisition of Covance. In addition, the Company incurred $5.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2017, by $77.0 million and diluted earnings per share by $0.74 ($77.0 million divided by 103.9 million shares).

5)
The Company continues to grow the business through acquisitions and uses Adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended September 30, 2018 and 2017, intangible amortization was $54.7 million and $54.6 million, respectively ($41.6 million and $37.0 million net of tax, respectively) and decreased EPS by $0.41 ($41.6 million divided by 102.7 million shares) and $0.36 ($37.0 million divided by 103.7 million shares), respectively. For the nine months ended September 30, 2018 and 2017, intangible amortization was $175.5 million and $153.6 million, respectively ($133.9 million and $104.2 million net of tax, respectively) and decreased EPS by $1.30 ($133.9 million divided by 103.1 million shares) and $1.00 ($104.2 million divided by 103.9 million shares), respectively.

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